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                                                                    Exhibit 99.2



[LOGO]                                              NEWS RELEASE

    Contact:  Media             Analysts
              -----             --------            Corporate Affairs
              Ken Herz          Andy Clark          One Mellon Center
              (412) 234-0850    (412) 234-4633      Pittsburgh, PA 15258-0001
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FOR IMMEDIATE RELEASE

           MELLON FINANCIAL PRESIDENT CONDRON MOVING TO AXA FINANCIAL

PITTSBURGH, May 16, 2001--Mellon Financial Corporation today announced that Christopher M. "Kip" Condron, president and chief operating officer, has resigned to join AXA Financial, Inc. as president and chief executive officer.

         "All of us at Mellon Financial Corporation wish Kip Condron well in his new position," said Martin G. McGuinn, chairman and chief executive officer. "He, Steve Elliott and I worked well together during the past 2 -1/2 years to sharpen our strategic focus, expand our leadership positions in our high-growth businesses and increase shareholder value."

         "We have a strong, deep management team which has been successfully executing Mellon's strategy for growth, and we have the momentum to continue to build on our accomplishments," McGuinn said.

         McGuinn said there are no current plans to fill the position of president/chief operating officer. Mellon executives who reported to Condron now report to McGuinn or Elliott, Senior Vice Chairman and Chief Financial Officer.

         "I leave for this exciting new opportunity confident that Mellon has strong leadership and talent in place to continue to successfully execute its strategy," Condron said.

         Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world's leading providers of asset management, trust, custody and benefits consulting services and offers a comprehensive array of banking services for individuals and corporations. Mellon has $2.8 trillion in assets under management, administration or custody, including $520 billion under management. Its asset management companies include The Dreyfus Corporation and Newton Management Investment Limited (U.K.).

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